BUSINESS AND FINANCIAL CONSULTING AGREEMENT

THIS BUSINESS AND FINANCIAL CONSULTING AGREEMENT (“Agreement”) is entered into in duplicate this 22 day of February, 2010 by and between Tree Top Industries, a Nevada corporation with its operating office at 840 N. Hollywood Way, 2nd floor, Burbank, CA  91505 (“Company”) and Asia Pacific Capital Corporation, a Nevada Corporation with corporate offices at 123 West Nye Lane, Suite 129, Carson City, Nevada, 89706.

RECITALS

Whereas, the Company desires to retain APC to consult with the Company and assist the Company in international business development  for the Company, including but not limited to identification, introduction, and analysis of business partners and strategic alliances in the areas of investment banking, as well as guidance in any other matters or special projects that may be referred to the Company from time to time effective upon signing of this agreement, on the terms and subject to the conditions specified in this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES, UNDERTAKINGS AND COVENANTS SPECIFIED HEREIN, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES AGREE WITH EACH OTHER AS FOLLOWS:

1. Incorporation of Recitals. The recitals of this Agreement, specified above, by this reference, are made a part of this Agreement, as though specified completely and specifically at length in this Agreement.

2. Services and Costs.

2.1 Services to be provided. APC shall consult with the Board and the officers of the Company, at reasonable times, concerning any issue of importance regarding certain opportunities available to the Company and other relevant matters relating to the business of the Company. Subject to those restrictions specified in Paragraph 8, APC shall specifically assist the officers of the Company, at the Company’s request and within the specific scope of the Company’s request, regarding the following matters:

(i)	Positioning the Company in front of APC’s business network;

(ii)	Identifying strategic business relationships for the Company in alignment with its international business strategy; and

(iii)	Providing international business development assistance and help strategize possible financing options

2.2 Costs. APC will be responsible for any and all costs associated with executing its responsibilities as enumerated in the agreement.  Any exceptions must be in written request form, signed by both parties and approved by the Company. The Company will reimburse APC for reasonable out-of-pocket expenses, including but not limited to travel, lodging and meals, incurred in connection with its representation and services hereunder.  Reimbursement for out-of-pocket expenses will be paid by the Company within thirty (30) days of receipt of invoice from APC, except for the significant expenses of the institutional road show (including, without limitation, travel, lodging and institutional lunches) which will be paid directly by the Company.  The Company’s obligation to APC for reimbursement of out-of-pocket expenses incurred during the Term of the Agreement will survive the termination of this Agreement.  All planned expenditures must be approved in writing by the Company prior to being incurred.

3.   Term of Agreement. The respective duties and obligations of the parties shall commence upon the signing of this Agreement (“Effective Date”) and shall continue for a period of twelve months. In the event either party to this Agreement desires to terminate this Agreement, that party shall provide to the other party notice of that party’s intention to terminate this Agreement, and which notice shall specify the date of termination of this Agreement; provided.

4. Compensation.

The Company agrees to compensate APC for its efforts with above enumerated services with TTI stock in the amount of 2,000,000 shares.  Fifteen days after the signing of this agreement, the Company shall deliver or cause to be delivered to APC Five Hundred Thousand (500,000) shares of the Company’s restricted common Stock (the “Common Stock” and the first 500,000 shares the “First Tranche of Common Stock”).  Subsequently, the Company shall deliver or cause to be delivered to APC an additional One Million and Five Hundred Thousand (1,500,000) shares of Common Stock to be deposited in three (3) equal tranches at the end of each subsequent ninety day period (each such tranche of Common Stock a “Subsequent Tranche” and each a “Common Stock Tranche”). The Agreement is subject to review at the close of every quarter and can be ended with no additional shares being issued.

Each Common Stock Tranche will be subject to a “trickle out” agreement between the Company and APC, whereby the total amount of stock issued to APC for such Tranche is trickled out in a maximum of 6 equal monthly installments, such trickle out period to commence as of the date that such Common Stock Tranche could be legally sold under SEC Rule 144.  Company management shall enter into substantially equivalent agreements for all stock owned directly or indirectly by such management members.  Elias Argyropoulos shall enter into substantially equivalent agreements for all stock owned directly or indirectly by him and shall further arrange for at least 80% of the stock owned by his “group” to be similarly locked up subject to the same trickle out agreement.  The form of the trickle out agreement will be agreed upon within 15 days of the execution of this Agreement and be fully executed by all parties described in this Agreement within 30 days of the execution of this Agreement.  Notwithstanding the foregoing, during any period in which the Company’s stock has traded an average of at least 100,000 shares for the previous 15 trading days, then for so long as the Company’s stock continues to trade at least an average of 100,000 shares per day, the provisions of the trickle out agreement shall not apply until such time as the volume drops below an average of 100,000 shares per day, at which point the trickle out agreement shall again apply.

In addition, the Company also reserves the right to pay out a discretionary bonus to APC related to performance of the above mentioned services.

5. Confidential Information.

5.1 Definition of Confidential Information. As used in this Agreement, “Confidential Information” shall, subject to the provisions set forth at Section 5.2 of this Agreement, included, but not be limited to, computer programs, software, source codes, computations, data files, algorithms, techniques, processes, designs, specifications, drawings, charts, plans, schematics, computer disks, magnetic tapes, books, files, records, reports, documents, instruments, agreements, contracts, correspondence, letters, memoranda, financial, accounting, sales, purchase and employment data, capital structure information, corporate organizational information, identities, names and addresses of shareholders, directors, officers, employees, contractors, vendors, suppliers, customers, clients and all persons and entities associated with the Company, information pertaining to projects, projections, assumptions and analyses, and all other data and information and similar items relating to the business of the Company and all other data and information and similar items relating to the Company of whatever kind or nature and whether or not prepared or compiled by the Company.

5.2 General Knowledge. Confidential Information, as that term is used in this Agreement shall not include information which:

(a) is already known without restriction to APC; or
(b) is or becomes publicly known as a result of no wrongful act of APC;   or
(c) is received from a third party without restriction and without breach of this
Agreement; or
(d) is independently developed by APC.

5.3. Non-Disclosure. APC and its representatives, heirs, successors, employees, assigns, attorneys, affiliates, agents and other representatives, as the case may be, and each of their shareholders, partners, directors, officers, employees, representatives, attorneys, and all other persons or entities acting by, through, under, or in connection with them, or any of them, shall not, directly or indirectly, divulge, disclose, disseminate, distribute, license, circulate, publish, use, sell or otherwise make known any Confidential Information to any third party or person or entity not expressly authorized by the Company in advance in writing to receive such Confidential Information. APC shall prevent disclosure of any Confidential Information to any third party and shall exercise the most stringent care and discretion in accordance with APC duty pursuant to this Agreement to prevent any such disclosure.

5.4. Ownership and Reproduction or Translation of Confidential Information. All Confidential Information is and shall remain the property of the Company and may not be reproduced, replicated, recreated, reconstructed, remanufactured, engineered, reverse engineered, copied, translated, compiled, interpreted or decompiled, in any manner whatsoever whether electronic, electromagnetic, electromechanical, mechanical, chemical or photographic without the prior written consent of the Company.

5.5. Removal and Return of Confidential Information. APC shall only remove such original or reproduced, replicated or photocopied Confidential Information from the premises of the Company or any bailee(s) or other place of repository as may be expressly permitted in advance in writing by the Company. APC shall promptly return to the Company all Confidential Information upon the request of the Company and shall not retain any reproductions, replications, photocopies or other copies or renditions of any Confidential Information. APC shall certify in writing to the Company that APC has either returned or destroyed all such reproductions, replications, photocopies or copies or other renditions.

5.6. Prohibition of Use.  APC shall not directly or indirectly make any use whatsoever of Confidential Information or of any feature, specification, detail or other characteristic contained in, or derived from, any Confidential Information, except as may be expressly authorized by the Company in writing.

5.7. Competitive Activities. Any unauthorized use, sale, licensing, marketing, transfer or disclosure of Confidential Information obtained by APC, including information concerning the Confidential Information and any future or proposed activities by the Company or any of the Company’s employees, associates, affiliates, agents, APC or representatives, and the fact that those activities may be considered or in production, as well as any description of the features, specifications, or characteristics of those activities, shall constitute unfair competition and shall be a breach of this Agreement and of APC’s fiduciary duties to the Company.  APC shall not engage in any unfair competition with the Company at any time, whether during or following the completion of the term of this Agreement.

6. Management Power of APC. The business affairs of the Company and the operation of business of the Company shall be conducted by the officers and administrative staff and employees of the Company. It is the intention of the Company not to confer on APC, and APC shall not have, any power of direction, management, supervision or control of the administrative staff or other employees of the Company, or to otherwise be involved with the management of the business of the Company.

7. Authority to Contract. APC shall have no power to, and APC shall not, obligate the Company in any manner whatsoever to any contract, agreement, undertaking, commitment or other obligation.

8. Registration Status of APC. APC is not engaged in the business of effecting transactions in securities for the accounts of others.  APC is not registered with any agency as a broker-dealer, investment advisor or investment manager, and, as a result, is precluded by law from providing to the Company services which would be considered to be those of a broker-dealer, investment advisor or investment manager in connection with the placement, offer or sale of securities. In that regard, APC shall not offer, offer to sell, offer for sale, sell, or induce or attempt to induce the purchase or sale of securities of the Company. None of the services to be provided by APC pursuant to the provisions of this Agreement are intended to be or shall be construed as offering or selling securities, or providing investment, legal or tax advice.  None of the services intended to be provided by APC require registration as a broker-dealer, investment advisor or investment manager.

9. Services of APC Not Exclusive. Subject to the provisions of Section 5.7 of this Agreement, APC may represent, perform services for, and be employed by, any additional persons as APC, in APC’s sole discretion, determines to be necessary or appropriate.

10. Relationship Created. APC is not an employee of the Company for any purpose whatsoever, but is an independent contractor. The Company is interested only in the results obtained by APC. The Company shall not have the right to require APC to collect accounts, investigate customer or shareholder complaints, attend meetings,. All expenses and disbursements, including, but not limited to, those for maintenance, entertainment, office, clerical and general administrative expenses, that may be incurred by APC in connection with this Agreement shall be borne and paid wholly and completely by APC, and the Company shall not be in any way responsible or liable therefore. Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes.  All such income taxes and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters.

11.  Indemnification

a) The Company warrants and represents that all oral communications, written documents or materials furnished to APC by the Company with respect to financial affairs, operations, profitability and strategic planning of the Company are accurate and APC may rely upon the accuracy thereof without independent investigation.  The Company will protect, indemnify and hold harmless Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from APC’s communication or dissemination of any said information, documents or materials excluding any such claims or litigation resulting from APC’s communication or dissemination of information not provided or authorized by the Company.

b) APC covenants that all oral communications, written documents or materials regarding the Company delivered or furnished by APC to any third party shall be based upon and accurately reflect the information given APC by Company.  APC shall protect, indemnify and hold harmless Company against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from APC’s communication or dissemination of any information which does not accurately or truthfully reflect the information given by Company to APC.

12. Governmental Rules and Regulations. The provisions of this Agreement and the relationship contemplated by the provisions of this Agreement are subject to any and all present and future orders, rules and regulations of any duly constituted authority having jurisdiction of that relationship.

13. Notices. All notices, requests, demands or other communications pursuant to this Agreement shall be in writing or by telex or facsimile transmission and shall be deemed to have been duly given: - (i) on the date of service, if delivered in person or by telex or facsimile transmission (with the telex or facsimile confirmation of transmission receipt serving as confirmation of service when sent and provided telexed or telecopied notices are also mailed by first class, certified or registered mail, postage prepaid); or (ii) 48 hours after mailing by first class, registered or certified mail, postage prepaid, and properly addressed as follows:

If to the Company:

840 N. Hollywood Way
2nd Floor
Burbank, CA 91505
Telephone: (310) 601 4598
Faxcimile: (775) 890 3823
        Email: david@ttiiob.com
www.ttiiob.com

If to APC:

Asia Pacific Capital Corporation
123 West Nye Lane, Suite 129
Carson City, NV 89706
Telephone: (949) 335 5920
Facsimile: (949) 335 5130
Email: info@apacapital.com
www.apacapital.com

or at such other address as the party affected may designate in a written notice to such other party in compliance with this paragraph.

14.  Entire Agreement. This Agreement is the final written expression and the complete and exclusive statement of all the agreements, conditions, promises, representations, warranties and covenants between the parties with respect to the subject matter of this Agreement, and this Agreement supersedes all prior or contemporaneous agreements, negotiations, representations, warranties, covenants, understandings and discussions by and between and among the parties, their respective representatives, and any other person, with respect to the subject matter specified in this Agreement. This Agreement may be amended only by an instrument in writing which expressly refers to this Agreement and specifically states that such instrument is intended to amend this Agreement and is signed by each of the parties.

15. Number and Gender. Whenever the singular number is used in this Agreement, and when required by the context, the same shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders, and vice versa; and the word "person" shall include Company, firm, trust, estate, joint venture, governmental agency, sole proprietorship, political subdivision, company, congregation, organization, fraternal order, club, league, society, municipality, association, joint stock company, partnership or other form of entity.

16. Execution in Counterparts. This Agreement may be prepared in multiple copies and forwarded to each of the parties for execution. All of the signatures of the parties may be affixed to one copy or to separate copies of this Agreement and when all such copies are received and signed by all the parties, those copies shall constitute one agreement which is not otherwise separable or divisible.

17. Choice of Law and Consent to Jurisdiction. All questions concerning the validity, interpretation or performance of any of the terms, conditions and provisions of this Agreement or of any of the rights or obligations of the parties, shall be governed by, and resolved in accordance with, the U.S. Federal laws, and the laws of the state of Nevada. The parties agree that any appropriate State or United States District Court located in Los Angeles County, California, shall have exclusive jurisdiction over any case or controversy arising hereunder, and shall be the proper forum in which to adjudicate such case or controversy.

18. Assignability. Neither party shall sell, assign, transfer, convey or encumber this Agreement or any right or interest in this Agreement or pursuant to this Agreement, or suffer or permit any such sale, assignment, transfer or encumbrance to occur by operation of law without the prior written consent of the other party.  In the event of any sale, assignment, transfer or encumbrance consented to by such other party, the transferee or such transferee's legal representative shall agree with such other party in writing to assume personally, perform and be obligated by, the covenants, obligations, warranties, representations, terms, conditions and provisions specified in this Agreement.

19. Force Majeure.  If any party is rendered unable, completely or partially, by the occurrence of an event of "force majeure" (hereinafter defined) to perform such party's obligations created by the provisions of this letter of intent, such party shall give to the other party prompt written notice of the event of "force majeure" with reasonably complete particulars concerning such event; thereupon, the obligations of the party giving such notice, so far as those obligations are affected by the event of "force majeure," shall be suspended during, but no longer than, the continuance of the event of "force majeure." The party affected by such event of "force majeure" shall use all reasonable diligence to resolve, eliminate and terminate the event of "force majeure" as quickly as practicable. The requirement that an event of "force majeure" shall be remedied with all reasonable dispatch as hereinabove specified, shall not require the settlement of strikes, lockouts or other labor difficulties by the party involved, contrary to such party's wishes, and the resolution of any and all such difficulties shall be handled entirely within the discretion of the party concerned. The term “force majeure” as used in this letter of intent shall be defined as and mean any act of God, strike, civil disturbance, lockout or other industrial disturbance, act of the public enemy, war, blockage, public riot, earthquake, tornado, hurricane, lightning, fire, public demonstration, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause or event, whether of the type enumerated specifically in this section or otherwise, which is not reasonably within the control of the party claiming such suspension.

20. Consent to Agreement. By executing this Agreement, each party, for himself, represents such party has read or caused to be read this Agreement in all particulars, and consents to the rights, conditions, duties and responsibilities imposed upon such party as specified in this Agreement.

21. APC’s Representations.  In connection with the acceptance of the Common Stock, the Consultant represents and warrants to the Company and FCP, to the best of its actual knowledge, as follows:

a. Entirely for Own Account.   Consultant understands that Company is making this Agreement with the Consultant in reliance upon the Consultant's representation to Company, which by the Consultant's execution of this Agreement the Consultant hereby confirms, that the Securities will be acquired for investment for the Consultant's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Consultant has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Consultant further represents that the Consultant does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

b. Disclosure of Information.  Consultant has received and reviewed information about the Company and has had an opportunity to discuss the Company’ business, management and financial affairs with its management.  Consultant understands and acknowledges that such discussions, as well as any written information issued by Company, (i) were intended to describe the aspects of the Company’s business and prospects which Company believes to be material, but were not necessarily an exhaustive description, and (ii) may have contained forward-looking statements involving known and unknown risks and uncertainties which may cause Company’s actual results in future periods or plans for future periods to differ materially from what was anticipated and that no representations or warranties were or are being made with respect to any such forward-looking statements or the probability of achieving any of the results projected in any of such forward-looking statements.

c. Investment Experience.  The Consultant acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. Consultant’s acceptance of the Securities as consideration for the Services is reasonable in relation to the Consultant’s net worth, which is in excess of ten (10) times the Consultant’s cost basis in the Shares.  Notwithstanding the foregoing, Consultant represents that it has consulted with independent legal counsel and/or tax, financial and business advisors, to the extent the Consultant deemed necessary.

d. Accredited Investor.  The Consultant is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D and a “Purchaser” within the meaning of 25102 (f) (2) of the California Corporate Securities Law of 1968, each as now in effect and shall submit to Company or FCP such further assurances of such status as may be reasonably requested by either.

e. Restricted Securities.  The Consultant understands that the Securities it is receiving are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933 (the “Act”), only in certain limited circumstances, and not unless the Company has received an opinion of counsel reasonably satisfactory to the Company that such resale or transfer is exempt from the registration requirements of that Act.  In this connection, the Consultant represents that it is familiar with SEC Rule 144, as now in effect, and understands the resale limitations imposed thereby and by the Act.

f. Legends.  It is understood that the certificates evidencing the Assigned Optioned Shares may bear one or all of the following legends:

 “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.” and

Any legend required by applicable state securities laws.

IN WITNESS WHEREOF the parties have executed this Business and Financial Consulting Agreement in duplicate and in multiple counterparts, each of which shall have the force and effect of an original, on the date specified in the preamble of this Agreement.

COMPANY:                                                                           APC:

Dated:  February ______, 2010                                          Dated: February ______, 2010
Tree Top Industries, Inc.                                                       Asia Pacific Capital Corporation

By: /s/ Kathy M. Griffin                                                         By: /s/ Benjamin Tran
Kathy M. Griffin                                                                       Benjamin Tran
President                                                                                   Chief Executive Officer